Exhibit 10.24

June 30, 2014

Mr. Philip J. Young

President and Chief Executive Officer

AmpliPhi Biosciences Corporation

4870 Sadler Road, Suite 300

Glen Allen, Virginia 23060

The Fahrenheit Group, LLC appreciates the opportunity to provide services to AmpliPhi Biosciences Corporation ("Purchaser") and is pleased to confirm the following terms. Our organization consists of three business lines, Fahrenheit Finance, LLC; Fahrenheit Advisors, LLC; and Fahrenheit HR, LLC (collectively, "Supplier"), all designed to serve the needs of our clients.

This letter will serve as the Master Services Agreement (this "Agreement"). As such, the parties agree as follows.

This Agreement shall commence as of the above date (the "Effective Date"). This Agreement shall remain in effect until this Agreement is terminated by either party upon thirty (30) days written notice or as otherwise mutually agreed. Each Statement of Work (as defined below) associated with this Agreement will remain valid and in force for the specified length of time provided in each Statement of Work, or until this Agreement is terminated, whichever occurs first.

Services:

Consulting, Fractional Financial Management and Temporary Staffing Services: For each engagement of such services, Supplier will provide to Purchaser an attachment to this Agreement (each, a "Statement of Work") that will describe, as applicable, the services Supplier will provide, the consultants Supplier will assign, Supplier's fee and other arrangements, as appropriate.

Direct Hire or Contract-to-Hire Placement Services: All direct hire or contract-to-hire placement fees are contingent on the hiring of a candidate referred to or vetted by Supplier. Supplier will pre-screen all candidates prior to submitting candidates to Purchaser. However, Purchaser is solely responsible for the hiring and the adequacy of the hiring of any candidate provided by Supplier.

Services provided pursuant to this Agreement shall be performed as outlined on the applicable Statement of Work. Acceptance of a Statement of Work shall be made in writing by both parties. To the extent the terms and conditions of any Statement of Work are inconsistent with the terms and conditions of this Agreement, the terms and conditions of the Statement of Work shall be controlling. For direct hire engagements, unless the terms of the engagement are different than those outlined in this Agreement no Statement of Work shall be completed.

During the performance of any Statement of Work, Supplier may not sign any contracts, administer any employee benefit plans or have sign-off authority on final business decisions on behalf of the Purchaser.

Fees and Invoices:

Consulting, Fractional Financial Management and Temporary Staffing Services: Invoices shall be submitted by Supplier to Purchaser every two weeks, unless other arrangements are agreed-upon in the Statement of Work. Payment of invoices shall be made within fifteen (15) days of the invoice date.

Direct Hire and Conversion Placement Fees: Such fees are based upon the agreed annualized first year base compensation of a placed candidate. All amounts for direct hire and conversion placement services are payable net fifteen (15) days from the starting date of employment. The fees and applicable sales and service taxes are the responsibility of Purchaser.

If Supplier is required by law to pay overtime, the billing rate for overtime hours will be adjusted in the same proportion as the employee's pay. For example. if the employee is entitled to receive 1 ½ times base pay for overtime hours, the billing rate for those hours will be 1 ½ times the amount provided in the applicable Statement of Work.

Failure to make timely payments shall constitute grounds for termination of this Agreement. In the event of a late payment of an undisputed amount, Supplier may impose an interest charge of 6% per annum if an amount is more than 60 days delinquent. In addition, if collection becomes necessary. Purchaser agrees to pay reasonable costs of collection including attorney fees.

Hiring of Supplier Candidates, Consultants and Employees:

Supplier expends considerable cost and effort to advertise, recruit, evaluate and, as applicable, retain its, employees, consultants and candidate pool. as applicable. Therefore, unless otherwise agreed upon in a signed Statement of Work:

•	For direct hire, temporary staffing and "temp to perm" engagements, if Purchaser wishes to hire a Supplier candidate or a candidate vetted by Supplier. Purchaser agrees to pay Supplier a placement fee calculated in accordance with this paragraph (the "Placement Fee"). The Placement Fee is a percentage of the candidate's first year annual base salary, or if hourly, the equivalent of the hourly rate times the number of hours worked on an annual basis. The percentage shall be 25% for direct hire candidates.
•	For temporary staffing and "temp to perm" engagements, the percentage shall be (a) 25% if the candidate is hired by Purchaser during the first 180 days after the candidate commences providing services for Purchaser and (b) 0% commencing 180 days after the candidate commences providing services for Purchaser and at any time thereafter.
•	For all other engagements, including advisory, consulting, fractional and temporary staffing of a core, full time Supplier employee or contractor, if Purchaser wishes to hire a Supplier employee or contractor under any circumstance, such Placement Fee shall be increased from 25% to 50%, as calculated above, unless otherwise agreed to in writing between Purchaser and Supplier.

Purchaser may not solicit Supplier employees for hire. The foregoing does not prevent Purchaser from placing general advertisements not specifically directed at Supplier employees. If Purchaser wishes to hire a Restricted Supplier Employee (as defined below), Purchaser must first obtain Partner level approval from Supplier before approaching or holding such discussions with such employee.

If Purchaser or any Affiliate (as defined below) of Purchaser hires (a) any Supplier consultants or candidates that Supplier introduced, whether directly or indirectly, within a twelve month period from the date of introduction, or (b) any core, full time Supplier employee whether or not introduced to Purchaser by the Supplier, (each, a "Restricted Supplier Employee"), Purchaser agrees to pay Supplier the Placement Fee. Further, during the period of each engagement that continues beyond twelve months of introduction or within twelve months following the termination of any consultant's services to Purchaser under this Agreement, Purchaser agrees to pay Supplier the Placement Fee if Purchaser or any Affiliate of Purchaser hires or engages, whether directly or indirectly, any such consultant. For purposes hereof, "Affiliate" means any person or entity controlled in part of in full by Purchaser.

Change in Engagement, Roles, Responsibilities, and Duties:

If Purchaser wishes to extend, change the working date and/or materially change the job duties under this Agreement or a Statement of Work, or hire on a full time basis any Supplier consultant, Purchaser shall negotiate such arrangements with a Supplier Partner, Managing Director or Director and not directly with the consultant.

Confidentiality:

Supplier acknowledges that in the course of performing services under this Agreement, its employees and/or independent contractors will have access to Confidential Information (as defined below) about Purchaser's business, operations, potential business partners, suppliers and customers. Supplier agrees that, except as directed by Purchaser in writing, Supplier and its employees and/or independent contractors shall not at any time during or after the term of this Agreement (a) disclose any Confidential Information to any third party, (b) permit any third party to examine and/or make copies of any reports, documents or electronic data containing Confidential Information (whether prepared by Supplier or provided to Supplier) or (c) use any Confidential Information for any reason other than in the performance of services under this Agreement. Upon termination of this Agreement, Supplier shall return to Purchaser, or at Purchaser's request, destroy all reports, documents, electronic data, and other matter in Supplier's possession or under Supplier's control that contain or relate to Confidential Information. Supplier shall inform all of its employees and/or independent contractors of their confidentiality obligations under this Agreement and Supplier shall be solely responsible for the actions of its employees and/or independent contractors and shall use its best efforts to ensure its employees and/or independent contractors comply with their confidentiality obligations.

For purposes hereof, "Confidential Information" means any information that is not already generally available to the public concerning the business, operations, potential business partners, suppliers, and customers of Purchaser and its Affiliates. Confidential Information shall include information relating to business operations (including without limitation customers, suppliers, equipment, services of employees, financial information or methods of operation), know-how, trade secrets, technical and economic data, computer programs, systems documentation, designs, procedures, formulas, improvements, ideas (including without limitation patent information), copyrights or publications of a confidential nature pertaining to Purchaser, its products and services or its potential business partners, suppliers and customers.

Equal Employment and Safety:

Both parties agree to comply with all applicable equal employment opportunity laws, including but not limited to, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, The Americans with Disabilities Act, and if applicable, the affirmative action requirements of the Executive Order 11246, the Rehabilitation Act of 1973, as amended, and the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended. Supplier agrees to defend, reimburse, indemnify and hold Purchaser and its Affiliates harmless from all fines, claims, judgment or penalties and reasonable attorneys' fees incurred by Purchaser and its Affiliates as a result of alleged violations by Supplier, or its employees or agents of federal, state or local laws or ordinances, including, without limitation, those related to equal employment opportunity. Purchaser confirms that its premises comply with all government requirements regarding safe working conditions and that Supplier's professionals working on Purchaser's premises will be given any required safety training and information. In addition, Purchaser agrees to defend. reimburse, indemnify and hold Supplier harmless from all fines, claims, judgment or penalties and reasonable attorneys' fees incurred by Supplier as a result of alleged violations by Purchaser, or its employees or agents (other than Supplier's consultants) of federal, state or local laws or ordinances relating to the health, safety and wellbeing of staff assigned at Purchaser's facility.

Guarantees:

Consulting, Fractional Financial Management and Temporary Staffing Services: Supplier's services provided hereunder shall be delivered in a professional and workmanlike manner and in keeping with the standards prevalent in the industry and any person providing services for Purchaser will have the credentials stated on such person's resume or as otherwise described by Supplier, If for any reason Purchaser is not satisfied with a consultant assigned during the engagement. Supplier will immediately remove that person and furnish a replacement as soon as possible. Except as specifically set forth in this Agreement, Supplier makes no other warranty, either expressed or implied. Supplier will not be liable for incidental, indirect or consequential damages or lost profits, and Supplier's maximum liability for any specific engagement, in any case, will not exceed the fees actually paid to Supplier for that engagement.

Direct Hire Placement Services: If the Placement Fee is paid in full within fifteen (15) calendar days after the starting date of employment, a one hundred eighty (180) day guarantee will be in effect. If the employee's employment terminates for any reason within the guarantee period, Supplier will issue a credit memo for a portion of the fee towards a replacement hire or any future direct hire placement service or conversion fee. If the employment is terminated within thirty (30) calendar days after the starting date of employment, the credit will equal the amount of the Placement Fee. If the employment is terminated between thirty-one (31) and one hundred eighty (180) calendar days after the starting date of employment, the credit will be equal to equal (x) the amount of the Placement Fee multiplied by (y) 1/180 multiplied by (z) the number of days remaining in the guarantee period as of the last day of employment.

Independent Contractor:

The parties agree that the relationship between them is that of independent contractor and that neither party shall have any authority to represent or bind the other and that neither party shall hold itself out or have any authority as an agent of the other for any purpose whatsoever. Nothing herein shall be construed as creating a principal and agent, joint venture, or any other type of relationship besides independent contractor between Purchaser and Supplier. Supplier shall remain solely responsible for the payment of all wages and benefits for each of its employees and consultants, including those assigned to Purchaser, and Purchaser shall not be responsible for the withholding or payment of any payroll deductions or taxes, or the provision of workers' compensation or unemployment insurance coverage, for or on behalf of employees or consultants of Supplier or for any payment or expense in respect of claims arising under any employee benefit plans of any person. As between Supplier and Purchaser, Supplier shall remain solely responsible for any applicable federal, state or local withholding or income taxes, paying Social Security taxes, and providing unemployment compensation and workers' compensation insurance or coverage for its employees and contractors providing services in accordance with this Agreement or any Statement of Work.

Indemnification:

Indemnity by Purchaser: Purchaser will indemnify, defend and hold harmless Supplier and its affiliates and their respective officers, directors, employees, agents, servants and invitees from and against all losses, damages, demands, claims, suits, and other liabilities, including attorney fees and other expenses of litigation in connection with performance of the services contemplated hereunder and arising out of the acts or omissions of Purchaser, its employees or agents (other than Supplier and its employees and agents).

Indemnity by Supplier: Supplier will indemnify, defend and hold harmless Purchaser and its affiliates and their respective officers, directors, employees, agents, servants and invitees from and against all losses, damages, demands, claims, suits, and other liabilities, including attorney fees and other expenses of litigation in connection with performance of the services contemplated hereunder and arising out of the acts or omissions of Supplier, its employees or agents.

Limitation of Liability: Except in connection with the indemnification obligations set forth in this Section, in no event shall either party be liable to the other for any indirect, incidental, consequential, or punitive damages even if such party or its representative has been advised of the possibility of such loss. The forgoing provisions shall be enforceable to the maximum extent permitted by applicable law. Supplier's maximum monetary liability for any Statement of Work, in any case, will not exceed the fees actually paid to Supplier for that engagement.

Insurance:

Supplier shall provide written evidence of the existence and maintenance of insurance policies upon Purchaser's request. If any of such insurance policies are to be modified or canceled during the term of this Agreement in a way which would materially affect the coverage required hereunder. Supplier shall provide written notice to the Purchaser at least thirty (30) days prior to such modification or cancellation.

Purchaser shall maintain the following insurance that shall provide coverage to the Supplier and the individual serving as an interim Chief Financial Officer ("CFO): Directors' & Officers' insurance; Commercial General Liability insurance; and Employment Practices Liability insurance. Purchaser shall ensure that these insurance policies provide coverage for the interim CFO working for the Purchaser during the duration of this contract and tail or extended reporting coverage for all claims made policies for actions undertaken during the contract period. For purposes of this section, the Purchaser shall agree to indemnify the interim CFO and Supplier in the same manner and to the same degree as it does for full-time officers.

Entire Agreement; Assignments, etc.:

This Agreement, including each Statement of Work, constitutes the entire understanding between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. There are no warranties, representations, promises, covenants, or other agreements between the parties other than those expressly mentioned in this Agreement. No supplement, modification, or amendment of this Agreement or any Statement of Work shall be binding unless executed in writing by an authorized representative of each party.

Neither party may assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other, provided that each party may assign and otherwise transfer this Agreement in whole and without the consent of the other party as part of a merger or sale of all or substantially all of its assets, whether by way of merger, acquisition of stock or assets or operation of the law. This Agreement will bind and inure to the benefit of each party's successors and permitted assigns.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflict of law. No action arising out of this Agreement, regardless of the form thereof, may be brought by either party more than two years after the cause of action has accrued or, if later, one year after the date upon which the party entitled to bring such action becomes aware of the facts or other circumstances underlying or otherwise providing the basis for such action.

Notices:

All notices required under this Agreement shall be deemed given, if and when delivered personally or via courier in writing to the party or its designated agent, or three (3) business days after being mailed by United States certified mail, return receipt requested, postage prepaid and properly addressed, Notices shall be addressed as follows:

If to Supplier:	If to Purchaser:
Mr. J. Keith Middleton	Mr. Philip J. Young
Partner	President and Chief Executive Officer
The Fahrenheit Group, LLC	AmpliPhi Biosciences Corporation
1700 Bayberry Court, Suite 201	4870 Sadler Road, Suite 300
Richmond, VA 23226	Glen Allen, Virginia 23060

Counterparts; Electronic Delivery:

This Agreement may be executed and delivered in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument, Facsimile, photostatic and POF copies of signatures to this Agreement (including copies received as attachments to electronic mail) shall be deemed to be originals and may be relied upon with the same force and effect as originals,

IN WITNESS WHEREOF, the parties have executed this Agreement, under the hands of their duly authorized officers or managing agents, as of the Effective Date.

AmpliPhi Biosciences Corporation		The Fahrenheit Group, LLC

By:	/s/ Philip Young	By:	/s/ Rick Reinecke

Name:	Philip Young	Name:	Rick Reinecke

Title:	CEO	Title:	Partner

Statement of Work #1

Purchaser: AmpliPhi Biosciences Corporation Date of Master Agreement: June 30, 2014

Fahrenheit Advisors, LLC, an affiliate of The Fahrenheit Group ("Supplier") and AmpliPhi Biosciences Corporation ("Purchaser") enter into this Statement of Work #1 on June 30, 2014, 2014. This Statement of Work is governed by the terms of the letter agreement dated June 30, 2014 (the "Master Agreement") by and between Supplier and Purchaser. Unless otherwise defined in this Statement of Work, terms set forth in initial uppercase letters shall have the meanings ascribed to them in the Master Agreement. This Statement of Work contains details regarding an engagement of the services of Supplier pursuant to the Master Agreement.

•	Professionals assigned to this engagement:
o	Dave Bosher will be responsible for the services provided to Purchaser under the scope of services as outlined below.
o	Supplier may utilize other resources in the delivery of services, if and as needed, with pre-approval by Purchaser.

•	Services to be Provided: Supplier shall provide interim Chief Financial Officer duties as agreed-upon.

•	Limitation of Services:
o	Supplier personnel will not make final business decisions on behalf of Purchaser.

•	Start Date: June 30, 2014

•	Approximate End Date: To be determined. Supplier requires a 30-day notice for discontinuation of services.

•	Fees:

Resource

Dave Bosher, Managing Director

Commencement date through 6/30/14 - $300 per hour

Commencing July 1, 2014	- $5,000 per month for up to 20 hours (Hours in any calendar month in excess of 20 hours to be billed at $300 per hour)

If other resources are required, the following, outlines our typical rates.

Partner/Managing Director	$300
Director	$150 - $195
Senior Consultant/Consultant	$90 - $150
Accounting Staff/Analyst	$60 - $90

If Purchaser wishes to change the terms of this Statement of Work, arrangements must be made in writing with a Fahrenheit Partner or Managing Director.

Purchaser			Fahrenheit Advisors, LLC

By:	/s/ Philip Young	Date: 6/30/14	By:	/s/ Rick Reinecke	Date: 6/30/14

Name:	Philip Young		Name:	Rick Reinecke

Title:	CEO		Title:	Partner